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                              CERPROBE CORPORATION

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   Exhibit 11
                                  (unaudited)


                                                          THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                                JUNE 30,                                JUNE 30,
                                                         1999                 1998               1999               1998
                                                         ----                 ----               ----               ----
Net income  (loss)                                    $(1,658,964)        $   466,778        $(1,513,932)        $ 2,812,208
                                                      ===========         ===========        ===========         ===========

Weighted average number of
common shares outstanding                               7,686,180           8,109,950          7,670,742           8,105,700

Common equivalent shares representing shares
issuable upon exercise of stock options                    86,061             276,844            217,712             326,702

Convertible preferred stock                                    --                  --                 --                  --

Subtraction of common equivalent shares due to
antidilutive nature                                       (86,061)                 --           (217,712)                 --
                                                      -----------         -----------        -----------         -----------

Dilutive adjusted weighted average shares
and assumed conversions                                 7,686,180           8,386,794          7,670,742           8,432,402
                                                      ===========         ===========        ===========         ===========




Basic net income (loss) per share                     $     (0.22)        $      0.06        $     (0.20)        $      0.35
                                                      ===========         ===========        ===========         ===========


Diluted net income (loss) per share                   $     (0.22)        $      0.06        $     (0.20)        $      0.33
                                                      ===========         ===========        ===========         ===========
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